UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 24, 2005

SAGA COMMUNICATIONS, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware (State or other jurisdiction of incorporation)	1-11588 (Commission File Number)	38-3042953 (IRS Employer Identification No.)

73 Kercheval Avenue Grosse Pointe Farms, MI (Address of Principal Executive Offices)	48236 (Zip Code)

Registrant’s telephone number, including area code: (313) 886-7070

       Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.       Entry into a Material Definitive Agreement.

     On June 24, 2005, the Board of Directors of Saga Communications, Inc. (the “Company”) decided that as a means to attract and retain highly qualified persons to serve as non-employee Directors it would, effective July 1, 2005, pay non-employee Directors the following retainer fee and other fees. Each non-employee Director will receive an annual retainer fee equivalent to $18,000 per year, plus $1,800 for each Board or committee meeting attended in person and $500 for each telephonic meeting attended. In addition, the chairpersons of each committee will receive $1,000 per quarter. In addition, each non-employee Director who is a member of the Compensation Committee and/or the Finance and Audit Committee will receive $250 per quarter for each committee on which such non-employee director serves.

     In accordance with the Company’s 1997 Non-Employee Directors Stock Option Plan, options are granted to the non-employee Directors in lieu of fees. On the last business day of January of each year, each eligible Director is automatically granted an option to purchase that number of shares of the Company’s Class A Common Stock equal to the amount of compensation payable to the Director, divided by the fair market value of the Class A Common Stock on the last trading day of December immediately preceding the date of grant less $.01 per share. The options are immediately vested and exercisable at an exercise price of $.01 per share and may be exercised for a period of 10 years from the date of grant. Non-employee Directors may elect to receive life insurance premiums in lieu of their compensation. Mr. Jonathan Firestone is the only non-employee Director to make such election. Non-employee Directors may elect to receive health insurance in addition to their fees. Messrs. Donald Alt and Gary Stevens are the only non-employee Directors to make such elections. Directors who are employees receive no additional compensation for serving as Directors or attending board or committee meetings.

Item 9.01.      Financial Statements and Exhibits.

(c)	Exhibits.

 Exhibit 10(i)

10(i)	Summary of Non-employee Directors’ Compensation.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SAGA COMMUNICATIONS, INC.

Dated: June 28, 2005	By:	/s/ Samuel D. Bush

Samuel D. Bush Senior Vice President, Chief Financial Officer and Treasurer

INDEX OF EXHIBITS

Exhibit No.	Description

10(i)	Summary of Non-employee Directors’ Compensation.

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